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EXHIBIT 99.1

FOR RELEASE: IMMEDIATELY

     FOR ADDITIONAL INFORMATION CONTACT: THOMAS R. PILHOLSKI - 602.652.9600



                       EAGLEPICHER INCORPORATED ANNOUNCES
                           PLAN TO ISSUE $220 MILLION
                              SENIOR NOTES DUE 2013

      PHOENIX, ARIZONA, JULY 21 , 2003 - EaglePicher Incorporated ("EPI"), a wholly-owned subsidiary of EaglePicher Holdings, Inc. (the "Company"), announced today that it plans to issue $220 million Senior Notes due 2013. The notes will be issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A and Regulation S of the Securities Act of 1933. The proceeds from the sale of the notes will be used to repurchase EPI's outstanding 9 3/8% Senior Subordinated Notes which are currently the subject of a previously announced cash tender offer.

      The notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such offer or sale would be unlawful and is issued pursuant to Rule 135c under the Securities Act of 1933.

      All of the Company's operations are conducted through EPI and its subsidiaries. EPI, founded in 1843, is a diversified manufacturer of advanced technology and industrial products that are used in a diverse group of industries including the automotive, defense, aerospace, pharmaceutical services, nuclear energy and food and beverage industries, in addition to other industrial arenas.

Forward Looking Statements

      This news release contains statements that, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995,
Section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to maintain existing relationships with customers, demand for our products, our ability to successfully implement productivity improvements and/or cost reduction initiatives; our ability to develop, market and sell new products, our ability to obtain raw materials, increased government regulation or changing regulatory policies resulting in higher costs and/or restricting output, increased price competition, currency fluctuations, general economic conditions, acquisitions and divestitures, technological developments and changes in the competitive environment in which we operate, as well as factors discussed in our filings with the U.S Securities and Exchange Commission.

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July 21, 2003